Exhibit 99.1

AgFeed Industries Completes Previously Announced Acquisition of 16 Producing Commercial Hog Farms, Remains on Target to Meet or Exceed 2008 Hog Sale Estimate

AgFeed expects to acquire additional identified producing hog farms within two months in a favorable market environment

New York, New York --(MARKET WIRE)—May 1, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced the completion of a series of previously announced acquisitions of producing commercial hog farms located in several south China provinces where the population is the wealthiest and live hog prices are among the highest in the country.

With the addition of these newly acquired hog farms, AgFeed now owns controlling interest (on average more than 80%) in 22 commercial hog farms in several provinces in China. AgFeed expects these acquisitions to be immediately accretive to 2008 earnings.

AgFeed anticipates total hog sales of approximately 400,000 head in year 2008, with strong hog sales expected in the latter half of the year. On an annualized basis, AgFeed estimates that its hog farms have the capacity to produce approximately 510,000 hogs per year.

AgFeed is currently selling its hogs at approximately $270 each, and realizes net income on these sales of about $75 per hog. Hog sales in China have no accounts receivables. Hog farms receive full payment up front from wholesale buyers.

AgFeed benefits from strong synergies between its premix feed and hog production businesses. Additionally, AgFeed has existing feed manufacturing facilities in these regions as well as management staff in place to run the newly acquired farms. AgFeed expects to report its first quarter financial results for the first quarter of 2008 before May 15, 2008.

Songyan Li, Ph.D, AgFeed’s Chairman commented:” AgFeed has again executed on our growth strategy. In early 2008, AgFeed’s management anticipated stagnant corn feed costs and rising hog prices throughout the year. Based on that market assessment, AgFeed pursued an aggressive hog farm acquisition strategy. Corn costs throughout China remain relatively flat, driven in part by abundant corn crops and China’s restrictions on corn related ethanol production. Hog prices have reached new highs. Meanwhile, we have kept our hogs longer in our farms in order to raise them into heavier animals so that greater sales value would be realized. AgFeed will continue to identify strategic opportunities to acquire hog farms that fit into its business model and may consummate the purchase of additional identified hog farms within the next quarter.”

Commenting on China’s hog raising industry, Dr. Li said: “Due to rising feed costs and softer consumer demand in the US, US hog producers currently suffer losses of approximately $40 per hog produced and sold in the US. Chinese consumers are not amenable to frozen pork that may be imported from the US and other countries because they favor and have a cultural preference for fresh pork. . China’s fast urbanization process has caused many backyard hog farmers to find better paying jobs in the cities thus has further strained hog supply. AgFeed is already the largest premix feed company in China in terms of sales. AgFeed is also well positioned to become the leading commercial hog producer in China. AgFeed stands to benefit as an effective platform for strategic access to China’s vast feed and profitable hog raising industries.”

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China's total hog supply is from backyard individual hog farmers, while approximately 65% of China's total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Mr. Sam Zhou, Corporate Development
AgFeed Industries, Inc.
Tel: 011-86-13925912908
Email: info@agfeedinc.com